Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

BROADWIND ENERGY, INC.

Broadwind Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors duly adopted resolutions proposing to amend the Corporation’s Certificate of Incorporation, as amended, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation’s Certificate of Incorporation, as amended, be amended by changing the Article thereof numbered “Article I” so that, as amended, said Article shall be and read as follows:

The name of this corporation is Broadwind, Inc.

SECOND:  That an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the holders of the outstanding capital stock of the Corporation having not less than the minimum number of votes necessary to authorize or take such action as required by the DGCL voted in favor of the Amendment.

THIRD:  That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this fourth day of May, 2020.

BROADWIND ENERGY, INC.

By:	/s/ Eric B. Blashford
Name:	Eric B. Blashford
Title:	President and Chief Executive Officer

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